EXHIBITS 5.1 AND 23.2

Porter Wright Morris & Arthur LLP 41 South High Street Suites 2800-3200 Columbus, Ohio 43215-6194 Direct: 614-227-2059 Fax: 614-227-2100 Toll free: 800-533-2794 www.porterwright.com

July 30, 2026

Inuvo, Inc.

500 President Clinton Boulevard, Suite 300

Little Rock, AR 72201

Ladies and Gentlemen:

We have acted as counsel for Inuvo, Inc., a Nevada corporation (the “Company”), in connection with filing with the U.S. Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-3 (as amended or supplemented, the “Registration Statement”), pursuant to the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the resale by certain selling stockholders of up to 6,086,069 shares (the “Shares”) of the Company’s common stock, $0.001 par value per share (the “Common Stock”), which are issuable upon the conversation of a Class A Warrants, Class B Warrants and Placement Agent Warrants (the “Common Warrants”), as described in the prospectus forming a part of the Registration Statement (the “Prospectus”). All capitalized terms used herein and not otherwise defined shall have the respective meanings given to them in the Registration Statement.

We have examined copies of the Registration Statement, the Prospectus, the Company’s Amended and Restated Articles of Incorporation, as amended, the Second Amended and Restated By-Laws, and the corporate actions taken to date in connection with the Registration Statement and the registration of the Shares. We have also examined instruments, documents and records that we deemed relevant and necessary for the basis of our opinion hereinafter expressed.

In such examination, we have assumed (i) the authenticity of original documents and the genuineness of all signatures, (ii) the conformity to the originals of all documents submitted to us as copies, and (iii) the truth, accuracy, and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

Based on and subject to the foregoing, we are of the opinion that any Shares issuable upon exercise of the Common Warrants, when exercised in accordance with and paid for by the terms of the applicable Common Warrants, will be validly issued, fully paid and nonassessable.

The opinions expressed herein are limited solely to: (i) the federal laws of the United States of America; and (ii) Chapter 78 of the Nevada Revised Statutes on Private Corporations (including the statutory provisions and all applicable provisions of the Nevada Constitution and the reported judicial cases interpreting those laws), in each case as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction on the opinions expressed herein. Our opinions are limited to those expressly set forth herein, and we express no opinions by implication.

July 30, 2026

This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur that could affect the opinions contained herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the heading “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Porter Wright Morris & Arthur LLP

PORTER WRIGHT MORRIS & ARTHUR LLP